March 24, 2021	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS FEBRUARY 2021 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for February 2021. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Record client assets under administration of $1.06 trillion increased 24% over February 2020 and 3% over January 2021. Record financial assets under management of $173.5 billion increased 20% over February 2020 and 3% over January 2021. Client asset growth was primarily driven by market appreciation and the net addition of financial advisors in the Private Client Group.

“Our client‐focused culture and award‐winning technology platform continue to deliver low regrettable attrition and drive solid recruiting momentum across all affiliation options,” said Chairman and CEO Paul Reilly. “Additionally, activity levels for fixed income and M&A continue to be strong.”

Record net loans at Raymond James Bank of $22.3 billion increased 4% over February 2020 and 2% over January 2021.

Clients’ domestic cash sweep balances of $62.5 billion increased 61% over February 2020 and declined 1% compared to January 2021.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,200 financial advisors. Total client assets are $1.06 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

Raymond James Financial, Inc. Selected Key Metrics

$ in billions	As of			% change from
	February 28, 2021	February 29, 2020	January 31, 2021	February 29, 2020	January 31, 2021
Client assets under administration	$1,059.6	$854.8	$1,027.7	24%	3%
Private Client Group assets under administration	$1,005.3	$813.9	$975.9	24%	3%
Private Client Group assets in fee-based accounts	$549.1	$425.6	$534.5	29%	3%
Financial assets under management	$173.5	$144.5	$168.8	20%	3%

Raymond James Bank loans, net	$22.3	$21.5	$21.8	4%	2%

Clients’ domestic cash sweep balances	$62.5	$38.9	$63.4	61%	(1)%